SCHEDULE 13G

EXHIBIT B

JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

The undersigned persons agree and consent to the joint filing on their behalf of this Amendment to Schedule 13G in connection with their beneficial ownership of Common Stock of H & R Block.

Dated: February 14, 2007		/S/ Warren E. Buffett
Warren E. Buffett

Berkshire Hathaway Inc.

Dated: February 14, 2007		/S/ Warren E. Buffett
	By:	Warren E. Buffett
	Title:	Chairman of the Board

OBH, Inc.

Dated: February 14, 2007		/S/ Warren E. Buffett
	By:	Warren E. Buffett
	Title:	Chairman of the Board

National Indemnity Company

Dated: February 14, 2007		/S/ Marc D. Hamburg
	By:	Marc D. Hamburg
	Title:	Chairman of the Board